Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT:
Geoffrey Mogilner
Midway Games Inc.
(773) 961-2222
gmogilner@midway.com
MIDWAY REPORTS 2006 Q4 AND YEAR END RESULTS
Chicago, Illinois, February 22, 2007 — Midway Games Inc. (NYSE: MWY) today announced results of operations for the fourth quarter and full year ended December 31, 2006. The Company also provided guidance for the quarter ending March 31, 2007 and the year ending December 31, 2007.
FOURTH QUARTER RESULTS
Net revenues for the 2006 fourth quarter were $96.9 million, up 38.8% from 2005 fourth quarter net revenues of $69.8 million. The 2006 fourth quarter loss applicable to common stock was $2.0 million, which includes $0.8 million of stock option expense, or a loss of $0.02 per basic and diluted share, compared with a 2005 fourth quarter loss applicable to common stock of $37.8 million, or a loss of $0.42 per basic and diluted share.
Other recent operating and financial highlights include:
•	Midway launched Mortal Kombat: Armageddon for PlayStation 2 and Xbox; Happy Feet for PlayStation 2, PC, Nintendo GameCube, Game Boy Advance (GBA), Nintendo DS and the Nintendo Wii; Blitz: The League for the Xbox 360; Rampage: Total Destruction and The Ant Bully for Wii; The Grim Adventures of Billy & Mandy for GBA and Wii; Blitz: The League Overtime, Mortal Kombat: Unchained, and Rush for the PlayStation Portable (PSP); and Unreal Anthology for the PC.

•	Midway recently announced that Mortal Kombat: Armageddon, which has received multiple industry awards and accolades including Best Fighting Game of the Year 2006 from both Spike TV’s Video Game Awards and IGN.com as well as top review scores and nominations from a number of industry publications, has shipped over one million units.

•	Midway announced that it has shipped over 1.8 million units of Happy Feet the video game, based on the Warner Bros. Pictures blockbuster feature film, Happy Feet, which released in the U.S. on November 17, 2006.

•	Midway launched Blitz: The League for the Xbox 360, the next generation installment of our million-unit franchise which was a finalist for the GameSpot.com “Best Sports Game” of E3 2005 as well as “Best Alternative Sports Game of 2005.”

•	Midway released four titles at or shortly following the launch of Nintendo’s newest home console, the Nintendo Wii: Happy Feet the video game, The Grim Adventures of Billy & Mandy, Rampage: Total Destruction and The Ant Bully.

•	Midway announced numerous new intellectual properties and next generation titles at its January Gamers’ Day press event in Las Vegas including Hour of Victory, a cinematic, innovative first person shooter set in World War II; BlackSite: Area 51, an action packed, first person shooter with stunning visuals, life-like squad interactions and a multitude of online multiplayer modes; and two new handheld games, Touchmaster for the Nintendo DS and Hot Brain for the PSP.

•	Also at the January Gamers’ Day, Midway showed impressive demonstrations of its other major front-line next generation and PC titles expected in 2007 including: Mortal Kombat: Armageddon for the Wii, The Lord of the Rings Online: Shadows of Angmar for PC, and Stranglehold, The Wheelman and Unreal Tournament III on multiple next generation platforms and PC.
FULL YEAR RESULTS
Net revenues for the year ended December 31, 2006, were $165.6 million, up 10.3% from $150.1 million for the year ended December 31, 2005. The loss applicable to common stock for the year ended December 31, 2006, was $77.8 million, which includes $3.3 million of stock option expense, or $0.86 per basic and diluted share, compared to a loss applicable to common stock of $112.8 million or $1.30 per basic and diluted share for the year ended December 31, 2005.
David F. Zucker, president and chief executive officer, commented, “The fourth quarter of 2006 was a landmark quarter for Midway: our largest revenue quarter in seven years that included our largest initial ship-in for a single title, Happy Feet; the culmination of our marquee franchise Mortal Kombat on current generation systems; and the kick-off of our next generation releases with Blitz: The League on Xbox 360 as well as our four Wii titles.”
OUTLOOK
For the year ending December 31, 2007, Midway expects the following:
•	Net revenues are expected to grow approximately 36% to $225 million with a net loss of approximately $0.44 per basic and diluted share.
•	On a non-GAAP basis, Midway expects a loss of approximately $0.27 per basic and diluted share, which excludes approximately:
•	$0.03 of stock option expense,

•	$0.13 of convertible debt non-cash interest expense, and

•	$0.01 of deferred income tax expense related to goodwill.
For the first quarter ending March 31, 2007, the Company expects the following:
•	Net revenues of approximately $7 million, with a net loss of approximately $0.25 per basic and diluted share.
•	On a non-GAAP basis, Midway expects a first quarter loss of approximately $0.23 per basic and diluted share, which excludes approximately:
•	$0.01 of stock option expense, and

•	$0.01 of convertible debt non-cash interest expense.
Mr. Zucker concluded, “Midway has made considerable progress since we embarked on our aggressive plan several years ago to revitalize the company. We believe our significant investment in building unified next generation technology and tools, expanding our sales and marketing resources both domestically and internationally, and instilling a culture of quality and innovation throughout the company position Midway for the growth we are projecting for 2007 and beyond. We anticipate that the portfolio of titles we have slated for 2007, including Stranglehold, BlackSite: Area 51, The Wheelman,

The Lord of the Rings Online, Unreal Tournament III and Hour of Victory, will pave the way for long-term success and larger opportunities for Midway as we enter this generation of console systems.”
NON-GAAP FINANCIAL MEASURES
Midway has included per share non-GAAP financial measures in its 2007 outlook. Midway does not intend for the presentation of the non-GAAP financial measures to be isolated from, a substitute for, or superior to the information that has been presented in accordance with GAAP. In addition, information used in the non-GAAP financial measures may be presented differently from non-GAAP financial measures used by other companies. The non-GAAP financial measures used by Midway include non-GAAP basic and diluted loss per share. These non-GAAP financial measures exclude the following items:
Stock Option Expense. Midway adopted SFAS No. 123R, “Share-Based Payment” beginning January 2006 in which it began to recognize as an expense the fair value of its stock options. A non-GAAP measurement that excludes stock option expense identifies the component of compensation expense that does not require cash outlay.
Convertible debt non-cash interest expense. In accordance with GAAP, Midway is required to record discounts on its convertible senior notes as a result of decreases in the conversion price of these notes. These amounts are amortized as interest expense through the first date on which the holders may redeem the notes. There is no cash outlay associated with this interest expense. A non-GAAP measurement that excludes the convertible debt non-cash interest expense allows for an easier comparison to prior periods, and also distinguishes this interest expense from the remainder of the interest expense, which requires (or required) a cash outlay by Midway.
Deferred tax expense related to goodwill. Midway recognizes deferred tax expense related to increases in the difference between the book basis and tax basis of goodwill. Goodwill is not amortized for book purposes but is amortized for tax purposes. This increase in the book to tax basis difference causes an increase in the related deferred tax liability balance that cannot be offset against deferred tax assets. Given the nature of this deferred tax expense, a non-GAAP measurement that excludes this expense is deemed relevant.
In the future, Midway may consider whether other significant items should be excluded when arriving at non-GAAP measures of financial performance.
Midway considers the non-GAAP financial measures used herein, when used together with the corresponding GAAP measures, to be helpful in providing meaningful additional information regarding its performance by excluding specific items that may not be indicative of Midway’s core business or projected operating results.
CONFERENCE CALL
Midway Games Inc. is hosting a conference call and simultaneous webcast open to the general public at 4:30 P.M. EST today, Thursday, February 22, 2007. The conference call number is (800) 299-7089 or

(617) 801-9714 (international callers). The passcode for the call is 26702293. Please call ten minutes in advance to ensure that you are connected prior to the presentation. Interested parties may also access the live call on the Internet at www.investor.midway.com or at www.earnings.com. Please log-on fifteen minutes in advance to ensure that you are connected prior to the call’s initiation. Following its completion, a replay of the call can be accessed until March 1st by dialing (888) 286-8010 or (617) 801-6888 (international callers). The passcode for the replay is 11655874. Additionally, a replay of the call will be available for twelve months on the Internet via www.investor.midway.com.
ABOUT MIDWAY
Midway Games Inc. (NYSE:MWY), headquartered in Chicago, Illinois, with offices throughout the world, is a leading developer and publisher of interactive entertainment software for major video game systems and personal computers. More information about Midway and its products can be found at www.midway.com.
FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which describe the plans, strategies and goals, beliefs concerning future business conditions and the outlook for Midway Games Inc. (the “Company”) based on currently available information. Where possible, these forward-looking statements are identified by words such as “may,” “will,” “should,” “could,” “expect,” “eventually,” “anticipate,” “plan,” “strategy,” “believe,” “estimate,” “seek,” “intend” and similar expressions. The Company’s actual results could differ materially from those described in the forward-looking statements as a result of a number of risks and uncertainties, including, without limitation, the performance of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, the current console platform transition and other technological changes, dependence on major platform manufacturers, volatility of the market price of the Company’s common stock, and other risks more fully described under “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and in other filings made by the Company with the Securities and Exchange Commission. Each forward-looking statement, including, without limitation, financial guidance, speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances, except as required by law.
— tables follow —

Midway Games Inc., 02/22/07	page 5
MIDWAY GAMES INC.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)

Net revenues	$96,864	$69,810	$165,574	$150,078
Cost of sales:
Product costs and distribution	36,931	25,772	67,331	56,212
Royalties and product development	29,984	30,688	68,883	75,852

Total cost of sales	66,915	56,460	136,214	132,064

Gross profit	29,949	13,350	29,360	18,014

Research and development expense	8,497	11,527	37,022	39,693
Selling and marketing expense	15,702	21,592	43,150	57,189
Administrative expense	5,363	5,740	21,297	18,864
Restructuring and other charges	30	10,784	(130)	10,784

Operating income (loss)	357	(36,293)	(71,979)	(108,516)
Interest income	886	895	4,384	2,449
Interest expense	(3,680)	(1,800)	(11,241)	(3,119)
Other income and (expense), net	942	(309)	2,699	(2,040)

Loss before income taxes	(1,495)	(37,507)	(76,137)	(111,226)
Provision for income taxes	530	308	1,646	1,261

Net loss	(2,025)	(37,815)	(77,783)	(112,487)
Preferred stock dividends:
Distributed	—	5	—	282
Imputed	—	—	—	6

Loss applicable to common stock	$(2,025)	$(37,820)	$(77,783)	$(112,775)

Loss per share of common stock:
Basic and diluted	$(0.02)	$(0.42)	$(0.86)	$(1.30)

Weighted average number of shares outstanding:
Basic and diluted	90,952	89,062	90,708	86,937

— balance sheet follows —

Midway Games Inc., 02/22/07	page 6
MIDWAY GAMES INC.
Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,
	2006	2005
	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$73,422	$98,376
Receivables, net	51,366	30,835
Inventories	2,891	5,811
Capitalized product development costs	35,213	27,570
Prepaid expenses and other current assets	12,792	16,134

Total current assets	175,684	178,726
Capitalized product development costs	6,400	25
Property and equipment, net	20,407	19,049
Goodwill	41,273	41,108
Other assets	10,297	9,355

Total assets	$254,061	$248,263

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,864	$12,431
Accrued compensation and related benefits	4,541	4,060
Accrued royalties	8,097	3,938
Accrued selling and marketing	4,935	4,418
Deferred revenue	2,000	384
Current portion of long-term debt	3,333	3,333
Other accrued liabilities	15,164	13,440

Total current liabilities	45,934	42,004

Convertible senior notes, less unamortized discount	142,010	75,000
Long-term debt	3,611	6,944
Deferred income taxes	9,402	8,086
Other noncurrent liabilities	397	784

Stockholders’ equity:
Common stock	925	922
Additional paid-in capital	444,115	431,273
Accumulated deficit	(380,882)	(303,099)
Accumulated translation adjustment	(1,671)	(439)
Deferred compensation	—	(3,610)
Treasury stock	(9,780)	(9,602)

Total stockholders’ equity	52,707	115,445

Total liabilities and stockholders’ equity	$254,061	$248,263

— supplemental data follows —

Midway Games Inc., 02/22/07	page 7
Midway Games Inc.
Revenue by Platform
(in thousands)

	Three-Months
	Ended December 31,
	2006		2005

Microsoft Xbox 360	$3,469	3.6%	$—	0.0%
Nintendo Wii	11,456	11.8%	—	0.0%
Sony PlayStation 2	39,636	40.9%	40,127	57.5%
Microsoft Xbox	6,793	7.0%	19,847	28.4%
Nintendo GameCube	4,954	5.1%	2,419	3.5%
Sony PlayStation Portable	9,090	9.4%	1,729	2.5%
Nintendo DS	9,870	10.2%	—	0.0%
Nintendo Game Boy Advance	6,999	7.2%	1,725	2.5%
Personal Computer	2,189	2.3%	1,754	2.5%
Royalties	2,371	2.5%	1,952	2.8%
Other	37	0.0%	257	0.3%

Total	$96,864	100.0%	$69,810	100.0%

	Year
	Ended December 31,
	2006		2005

Microsoft Xbox 360	$3,469	2.1%	$—	0.0%
Nintendo Wii	11,456	6.9%	—	0.0%
Sony PlayStation 2	75,955	45.8%	77,590	51.7%
Microsoft Xbox	14,602	8.8%	51,570	34.4%
Nintendo GameCube	11,184	6.8%	5,452	3.6%
Sony PlayStation Portable	13,845	8.4%	1,729	1.2%
Nintendo DS	9,870	6.0%	—	0.0%
Nintendo Game Boy Advance	9,417	5.7%	2,333	1.6%
Personal Computer	9,307	5.6%	4,016	2.7%
Royalties	6,301	3.8%	6,145	4.1%
Other	168	0.1%	1,243	0.7%

Total	$165,574	100.0%	$150,078	100.0%

Midway Games Inc., 02/22/07	page 8
Midway Games Inc.
Revenue by Geography
(in thousands)

	Three-Months
	Ended December 31,
	2006		2005

North America	$71,441	73.8%	$58,257	83.5%
International	25,423	26.2%	11,553	16.5%

Total	$96,864	100.0%	$69,810	100.0%

	Year
	Ended December 31,
	2006		2005

North America	$124,112	75.0%	$118,285	78.8%
International	41,462	25.0%	31,793	21.2%

Total	$165,574	100.0%	$150,078	100.0%

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